UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2013

INSTITUTIONAL FINANCIAL MARKETS, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-32026	16-1685692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 701-9555

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Lester R. Brafman Employment Agreement

On September 16, 2013 (the “Effective Date”), Institutional Financial Markets, Inc., a Maryland corporation (the “Company”), and its majority owned subsidiary, IFMI, LLC, a Delaware limited liability company (“IFMI”), entered into an Employment Agreement (the “New Employment Agreement”) with Lester R. Brafman, pursuant to which Mr. Brafman will serve as the Chief Executive Officer for both the Company and IFMI.

The New Employment Agreement terminates the Employment Agreement, dated June 3, 2013, by and among the Company, IFMI, and Mr. Brafman (the “Prior Agreement”). Other than with respect to Mr. Brafman’s position and with respect to certain payments in the event that the New Employment Agreement is terminated due to Mr. Brafman’s death or disability, with “Good Reason” or without “Cause” or following a “Change in Control” (each as defined in the New Employment Agreement), the New Employment Agreement and the Prior Agreement have substantially the same terms and conditions. In addition, Mr. Brafman is not entitled to any payments or other benefits (including, but not limited to, the acceleration of any payments, awards or other benefits) under the Prior Agreement as a result of, or in connection with, the termination thereof.

The term (the “Term”) of the New Employment Agreement ends on December 31, 2014. Under the New Employment Agreement, Mr. Brafman’s minimum base salary continues to be $600,000 per annum. In addition, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company may periodically review Mr. Brafman’s base salary and provide for such increases as it may, in its discretion, deem appropriate.

Under the New Employment Agreement, in addition to base salary, for each fiscal year of IFMI ending during the Term, Mr. Brafman will have the opportunity to receive an annual bonus (each a “Performance Bonus”) in an amount and on such terms to be determined by the Compensation Committee. The Compensation Committee also has the discretion to grant Mr. Brafman other bonuses in such amounts and on such terms as it shall determine in its sole discretion. The foregoing does not limit Mr. Brafman’s eligibility to receive any other bonus under any other bonus plan, stock option or equity-based plan, or other policy or program of the Company or IFMI.

Under the New Employment Agreement, Mr. Brafman is entitled to participate in any equity compensation plan of the Company or IFMI in which he is eligible to participate, and may be granted, in accordance with any such plan, options to purchase units of membership interest of IFMI, options to purchase shares of common stock of the Company, shares of restricted stock, and/or other equity awards in the discretion of the Compensation Committee. The New Employment Agreement also provides that Mr. Brafman is entitled to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and other benefits and perquisites that may be available to other senior executives of IFMI generally, in each case to the extent that Mr. Brafman is eligible under the terms of such plans or programs (collectively, the “Benefits Plans”).

Pursuant to the New Employment Agreement, if Mr. Brafman is terminated by the Company due to Mr. Brafman’s death or disability during the Term, then Mr. Brafman (or his estate or beneficiaries, as the case may be) will be entitled to receive (i) (A) any base salary earned through the date of termination, (B) any Performance Bonus determined by the Company to be earned and payable, but not yet paid in respect of any fiscal year completed before the date of termination, (C) all other rights and benefits earned and accrued or vested under the New Employment Agreement or under any plan, program, agreement, corporate governance document or arrangement of IFMI (“IFMI Arrangements”) prior to the date of termination, and (D) reimbursement under the New Employment Agreement for expenses incurred prior to the date of termination, in each case in accordance with the terms and conditions applicable thereto (the benefits received under this clause (i), collectively, the “Accrued Benefits”); (ii) a single-sum cash payment in an amount equal to the value of Mr. Brafman’s base salary that would have been paid to him for the remainder of the year in which the termination occurs; and (iii) a single-sum cash payment in an amount equal to (x) (I) $875,000, if the date of termination occurs on or prior to December 31, 2013, or (II) $1,500,000, if the date of termination occurs on or after January 1, 2014, multiplied, in each case, by (y) a fraction, the numerator of which is the number of days in the calendar year through the date of termination and the denominator of which is 365. In addition, in the event that Mr. Brafman is terminated by the Company due to his death or disability, all outstanding unvested equity-based awards held by Mr. Brafman will fully vest and will become immediately exercisable, as applicable, subject to the terms of such awards.

If Mr. Brafman terminates his employment without “Good Reason” (as defined in the New Employment Agreement) or the Company terminates his employment for “Cause” (as defined in the New Employment Agreement), then Mr. Brafman will only be entitled to receive the Accrued Benefits. If Mr. Brafman terminates his employment with “Good Reason” or the Company terminates his employment without “Cause,” then (1) Mr. Brafman will receive the Accrued Benefits; (2) Mr. Brafman will receive a single-sum cash payment in an amount equal to (x) $875,000, if the date of termination occurs on or prior to December 31, 2013, or (y) $1,500,000, if the date of termination occurs on or after January 1, 2014; (3) all outstanding unvested equity-based awards (including without limitation stock options and restricted stock) held by Mr. Brafman will fully vest and will become immediately exercisable, as applicable; and (4) unless otherwise prohibited by the Employee Retirement Income Security Act of 1974 (ERISA), the Internal Revenue Code of 1986, as amended (the “Code”), or applicable law, Mr. Brafman and his eligible dependents will continue to be covered under the Benefits Plans for the 12-month period following the termination of his employment, subject to certain exceptions.

In the event of a “Change of Control” (as defined in the New Employment Agreement) during the Term, all outstanding unvested equity-based awards then held by Mr. Brafman will fully vest and will become immediately exercisable, as applicable. In addition, if Mr. Brafman terminates his employment with IFMI within six months following the date of a Change of Control that occurs during the Term and he provides transition services for up to six months following such termination to the extent reasonably requested by IFMI, then such termination will be treated as a termination for “Good Reason,” and Mr. Brafman will be entitled to the compensation set forth in the immediately preceding paragraph.

Pursuant to the New Employment Agreement, if any amount payable to or other benefit to which Mr. Brafman is entitled would be deemed to constitute a “parachute payment” (as defined in Section 280G of the Code), alone or when added to any other amount payable or paid to or other benefit receivable or received by Mr. Brafman, which is deemed to constitute a parachute payment and would result in the imposition of an excise tax under Section 4999 of the Code (the “Change in Control Payment”), Mr. Brafman will be entitled to receive the Change in Control Payment only if the amount of the Change in Control Payment, after deducting the applicable excise tax penalty under Section 4999 of the Code and applicable federal, state and local taxes, is greater than the amount that is equal to: (a) $1.00 less than the amount which would cause the Change in Control Payment to be subject to such excise tax, less (b) applicable federal, state and local taxes. Otherwise, Mr. Brafman will be entitled to the amount that is $1.00 less than the amount which would cause the Change in Control Payment to be subject to the excise tax.

All termination payments, other than the Accrued Benefits, are subject to the execution of a general release by Mr. Brafman (or his estate or beneficiaries, as the case may be).

The New Employment Agreement contains a non-competition provision restricting Mr. Brafman’s ability to engage in certain activities that are competitive with the Company for a period of three months following the end of the Term, regardless of the reason the Term ends. The New Employment Agreement also contains customary confidentiality provisions. In addition, for a period of six months following the end of the term of the New Employment Agreement, regardless of the reason the Term ends, Mr. Brafman is prohibited under certain circumstances from soliciting the Company’s employees, customers and clients.

The foregoing description of the New Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Mr. Brafman’s biographical information is incorporated by reference from the information regarding Mr. Brafman appearing under the caption “Executive Officers” on page 86 of the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on August 7, 2013.

There is no arrangement or understanding between Mr. Brafman and any other person pursuant to which he was selected as an executive officer and there are no family relationships that exist between any of our directors or executive officers and Mr. Brafman. In addition, there are no related party transactions between Mr. Brafman and the Company.

Other Executive Officer Matters

On the Effective Date, Daniel G. Cohen transitioned his role as Chief Executive Officer and Chief Investment Officer of each of the Company and IFMI, to serve as the President of Cohen & Company Financial Limited (formerly known as EuroDekania Management LTD), a wholly-owned subsidiary of the Company, and President and Chief Executive of the “European Business” (as defined in the Cohen Employment Agreement). The transition into Mr. Cohen’s new positions occurred pursuant to the Amended and Restated Employment Agreement, dated May 9, 2013, among Mr. Cohen, the Company, IFMI, and, solely for purposes of Sections 6.4 and 7.5 thereof, the Company’s majority owned subsidiaries, C&Co/PrinceRidge Holdings LP (formerly known as PrinceRidge Holdings LP) and C&Co/PrinceRidge Partners LLC (formerly known as PrinceRidge Partners LLC), and became effective upon the hiring of Mr. Brafman as Chief Executive Officer of the Company.

Item 8.01	Other Events.

On September 17, 2013, the Company issued a press release related to the actions described under Item 5.02 above, which is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1*	Employment Agreement, dated September 16, 2013, by and among Institutional Financial Markets, Inc., IFMI, LLC and Lester R. Brafman.

99.1*	Press release regarding the appointment of Lester R. Brafman as Chief Executive Officer.

*	Filed electronically herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSTITUTIONAL FINANCIAL MARKETS, INC.

Date: September 18, 2013	By:	/s/ Joseph W. Pooler, Jr.
Joseph W. Pooler, Jr.
Executive Vice President, Chief Financial Officer and Treasurer

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